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                         September 27, 2023

       John Wobensmith
       Chief Executive Officer
       Genco Shipping & Trading Limited
       299 Park Avenue, 12th Floor
       New York, New York 1017

                                                        Re: Genco Shipping &
Trading Limited
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 6, 2023
                                                            File No. 001-33393

       Dear John Wobensmith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program